Exhibit 99.1

Perry Ellis International Signs a New Worldwide Licensing Agreement

for Perry Ellis Fragrances

•	New worldwide licensing agreement with Falic Fashion Group for fragrances, lotions, toiletries and cosmetics, effective immediately.

•	Sale of fragrance inventory and other related assets of fragrance business, completed in a cash transaction of approximately $63 million.

•	Transactions expected to be accretive. Increases Annual Fiscal 2008 earnings view by $0.09 per share, to the range of $1.80 - $1.84 per fully diluted share.

Miami, FL — January 29, 2007 — Perry Ellis International Inc. (NASDAQ:PERY) today announced that it has entered into a worldwide licensing agreement with Falic Fashion Group, LLC, a wholly owned subsidiary of Duty Free Americas, Inc., to manufacture and distribute perfumery, fragrances, lotions, toiletries and cosmetics under the Perry Ellis brand. As well, Perry Ellis International finalized an agreement to sell to Falic Fashion Group all inventory and other related assets of the fragrance business. Both agreements are effective immediately.

George Feldenkreis, Chairman and Chief Executive Officer of Perry Ellis International, commented: “Upon carefully evaluating all options we have decided to grant this license to the Falic Fashion Group. We are very excited about this new direction for our fragrance business given Falic Fashion Group’s keen understanding of the high-end and luxury markets. They are strongly committed to positioning our Perry Ellis fragrances in channels that complement our apparel distribution, which is essential to further enhancing the cross-category lifestyle concept of our Perry Ellis brand.”

“These agreements will allow Perry Ellis International not only to recoup significantly all of the invested capital utilized for the purchase of assets from Parlux Fragrances Inc, but also to maximize our royalty income from this key product category. We expect this transaction to be accretive to our earnings by approximately $0.09 per fully diluted share for Fiscal 2008, increasing our initial guidance from the range of $1.71-$1.75 to the range of $1.80-$1.84 per fully diluted share.” Mr. Feldenkreis concluded.

As part of the transaction, Falic Fashion Group agreed to purchase all rights, titles, interests, certain intangible assets and inventory of the fragrance business in a cash transaction of approximately $63 million, subject to potential purchase price adjustments for confirmation of inventory levels.

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories and fragrances. The company’s collection of dress and casual shirts, golf sportswear, sweaters, dress and casual pants and shorts, jeans wear, active wear and men’s and women’s swimwear is available through all major levels of retail distribution. The company, through its wholly owned subsidiaries, owns a portfolio of nationally and internationally recognized brands including

Perry Ellis(R), Jantzen(R), Cubavera(R), Munsingwear(R), Savane(R), Original Penguin(R), Grand Slam(R), Natural Issue(R), Pro Player(R), the Havanera Co.(R), Axis(R), Tricots St. Raphael(R), Gotcha(R), Girl Star(R) and MCD(R). The company enhances its roster of brands by licensing trademarks from third parties including Dockers(R) for outerwear, Nike(R) and JAG(R) for swimwear, and PING(R) and PGA TOUR(R) for golf apparel. Additional information on the company is available at http://www.pery.com.

About Falic Fashion Group

Falic Fashion Group, LLC, is a member of the Falic Group of companies, which are involved in the retail sale, manufacture and international distribution of luxury goods.

Falic Fashion Group is a wholly-owned subsidiary of Duty Free Americas, Inc., the largest duty free retail store operator in North America. Duty Free Americas operates more than 100 duty free shops located in major international airports such as Miami, New York, Chicago, Boston and Washington, as well as international gateways.

The Falic Group has acquired several brands from LVMH Moët Hennessy Louis Vuitton, including the House of Christian Lacroix (which consists of Haute Couture, ready-to-wear, footwear, accessories, leather goods and fragrances), and the Urban Decay and Hard Candy cosmetics brands.

The Falic Group also serves as distributor and authorized retailer of numerous luxury brands, such as Estee Lauder, Lancome, L’Oreal, Cartier, Ferragamo, Hermes, Audemars Piguet, Jacob & Co., Victorinox, Lladro and Davidoff.

Safe Harbor Statement

We caution readers that the forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “could,” “may,” “might,” “potential,” “predict,” “should,” “estimate,” “expect,” “project,” “believe,” “plan,” “envision,” “continue,” “intend,” “target,” “contemplate,” or “will” and similar words or phrases or comparable terminology. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include: general economic conditions, a significant decrease in business from or loss of any of our major customers or programs, anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation, the effectiveness of our planned advertising, marketing and promotional campaigns, our ability to contain costs, disruptions in the supply chain, our future capital needs and our ability to obtain financing, our ability to integrate acquired businesses, trademarks, tradenames and licenses, our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, the termination or non-renewal of any material license agreements to which we are a party, changes in the costs of raw materials, labor and advertising, our ability to carry out growth strategies including expansion in international and direct to consumer retail markets, the level of consumer spending for apparel and other merchandise, our ability to compete, exposure to foreign currency risk and interest rate risk, possible disruption in commercial activities due to terrorist activity and armed conflict, and other factors set forth in Perry Ellis International’s filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

CONTACT: Perry Ellis International Investor Relations:

Francisco G. Hoffmann, 305-873-1365

SOURCE: Perry Ellis International